Execution Copy

STOCK PURCHASE AGREEMENT

This STOCK PURCHASE AGREEMENT entered into as of September 22, 2006 by and among BPO Management Services, Inc., a Delaware corporation (the "**Buyer**"), NOVUS IMAGING SOLUTIONS, INC., a Manitoba corporation formed under the laws of Manitoba, Canada (the "**Company**") as well as James Buchanan, an individual, (the "**Requisite Seller**"), James Buchanan, Arlene Buchanan and John Davidson, co-trustees, The Buchanan Family Trust ("**Trust**") and Arlene Buchanan, an individual ("**Arlene**") (the Requisite Seller, Trust and Arlene are collectively referred to as the "**Sellers**" and individually as a "**Seller**"). The Company, Buyer and the Sellers are referred to collectively herein as the "**Parties**". The parties hereto agree as follows:

RECITALS

A. The Sellers own in the aggregate, all of the outstanding capital stock of the Company.

B. This Agreement contemplates a transaction in which the Buyer will purchase from the Sellers, and the Sellers will sell to the Buyer, all of the outstanding capital stock of the Company in return for cash, the right to an earnout, and the issuance of stock of the Buyer, in accordance with the below terms herein.

C. The parties have agreed that payment of a part of the cash portion of the Purchase Price hereunder will be deferred until the Buyer completes the Financing described below (but in any event shall be paid no later than January 1, 2007).

D. The parties have determined that, as of the date hereof, ADM, an Affiliate of the Buyer, will functionally combine the business and operations of its Deines Division with the business and operations of the Company.

E. In certain circumstances as described below, the Sellers may be entitled to a reconveyance of the shares of Company and, in such event, the business and assets of the Deines Division may be retained by the Company as liquidated damages.

NOW, THEREFORE, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties, and covenants herein contained, the Parties agree as follows.

1. Definitions.

"**Accredited Investor**" has the meaning set forth in Regulation D promulgated under the Securities Act.

"**ADM**" means Adapsys Document Management L.P.

"**Adverse Consequences**" means all actions, suits, proceedings, hearings, investigations, charges, complaints, claims, demands, injunctions, judgments, orders, decrees, rulings, damages, dues, penalties, fines, costs, amounts paid in settlement, Liabilities, obligations,

Taxes, liens, losses, expenses, and fees, including court costs and reasonable attorneys' fees and expenses.

"**Affiliate**" has the meaning set forth in Rule 12b 2 of the regulations promulgated under the Securities Exchange Act.

"**Amalgamation**" means the amalgamation of Novus Imaging Solutions Inc. and Ashley Ryan Inc., as referred to in §4(b) hereof.

"**Asset Transfer Agreement**" means the agreement whereby certain assets and liabilities of the Deines Division of ADM may be transferred to the Company for the aggregate price of $1, a copy of which is attached hereto as Exhibit D.

"**Basis**" means any past or present fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction that forms or could form the basis for any specified consequence.

"**Buyer**" has the meaning set forth in the preface above, subject to the provisions of §11(e) hereof.

"**Buyer Stock**" means the stock issued by the Buyer as provided for in §2(b) herein.

"**Closing**" has the meaning set forth in §2(d) below.

"**Closing Date**" has the meaning set forth in §2(d) below.

"**Confidential Information**" means any information concerning the businesses and affairs of the Company that is not already generally available to the public.

"**the Company**" has the meaning set forth in the preface above, and after the Amalgamation, will refer to the amalgamated corporation resulting therefrom.

"**Company Share**" means any share of the common stock, including without limitation, Class A and Class B common stock, of the Company.

"**Deines Division**" means the division of ADM known as the Deines Division, which carries on the business of selling document imaging and microfilming services and products.

"**Disclosure Schedule**" has the meaning set forth in §4 below.

"**Earnout**" means the earnout provisions as provided for in §2 herein.

"**EBITDA**" means revenue less expenses of the Company and the Deines Division (but excluding the following expenses: depreciation, amortization, interest expense and taxes), as determined by the Buyer in accordance with GAAP.

"**Effective Date**" has the meaning set forth in §2(d) below.

"**Employee Benefit Plan**" means any benefit plan, program, agreement or arrangement maintained, contributed to or provided by the Company or any affiliate for the benefit of any of the Company's employees, former employees or dependent or independent contractors or their respective dependents or beneficiaries, whether written or unwritten, including all bonus, deferred compensation, incentive compensation, share purchase, stock option, stock appreciation, phantom stock, savings, profit sharing, severance or termination pay, health or other medical, life, disability or other insurance (whether insured or self-insured), supplementary unemployment benefit, pension, retirement and supplementary retirement plans, programs, agreements and arrangements, except for any statutory plans to which the Company is obligated to contribute or comply, including the Canada Pension Plan or plans administered pursuant to applicable federal or provincial health, workers compensation and employment insurance legislation.

"**Environmental, Health, and Safety Requirements**" shall mean all federal, provincial, local and foreign statutes, regulations, ordinances and other provisions having the force or effect of law, all judicial and administrative orders and determinations, all contractual obligations and all common law concerning public health and safety, worker health and safety, and pollution or protection of the environment, including without limitation all those relating to the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, release, threatened release, control, or cleanup of any hazardous materials, substances or wastes, chemical substances or mixtures, pesticides, pollutants, contaminants, toxic chemicals, petroleum products or byproducts, asbestos, polychlorinated biphenyls, noise or radiation, each as amended and as now or hereafter in effect.

"**Escrow Agent**" means

(i) in respect of the Signing Escrow Terms, Aird & Berlis LLP, and

(ii) in respect of the Payment Escrow Terms, Aird & Berlis LLP and Orle Davidson Giesbrecht Bargen LLP (each of which will hold the documents and funds as specified by the Payment Escrow Terms)

"**Excluded Liabilities**" means all of the debts, guarantees and obligations of the Company that were not incurred in the ordinary course of business, including without limitation, the following: loans owed to Sellers, accrued but unpaid bonuses and dividends payable to Sellers, any debt owed by the Company to third parties or to Sellers such as loans and lines of credit owed (other than trade accounts payable as listed on the balance sheet dated as of the day immediately preceding the Closing Date), any other debt or any other obligations owed to Sellers, including, without limitation, accrued vacation, severance pay, and distributions.

"**Financial Statement**" has the meaning set forth in §4(g) below.

"**Financing**" means a financing proposed to be carried out by the Buyer or, following completion of the Merger, by netGuru, involving an investment of at least $1 million (US) by persons other than the current shareholders of the Buyer.

"**GAAP**" means Canadian generally accepted accounting principles as in effect from time to time.

"**Indemnified Party**" has the meaning set forth in §8(d) below.

"**Indemnifying Party**" has the meaning set forth in §8(d) below.

"**Intellectual Property**" means (a) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications, and patent disclosures, together with all reissuances, continuations, continuations in part, revisions, extensions, and reexaminations thereof, (b) all trademarks, service marks, trade dress, logos, trade names, and corporate names, together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith, (c) all copyrightable works, all copyrights, and all applications, registrations, and renewals in connection therewith, (d) all mask works and all applications, registrations, and renewals in connection therewith, (e) all trade secrets and confidential business information (including ideas, research and development, know how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals), (f) all computer software (including data and related documentation), (g) all website content and domain names, (h) all other proprietary rights, and (i) all copies and tangible embodiments thereof (in whatever form or medium).

"**Interim Period**" means the period commencing on the Closing Date and terminating on the date on which the Buyer completes the final payment of the Cash Purchase Price hereunder.

"**Knowledge**" means to the best of the actual knowledge of the Requisite Seller.

"**Liability**" means any liability (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due), including any liability for Taxes.

"**Material**" or "**Material Adverse Effect**" means with respect to any entity or group of entities means a material adverse effect on the business, assets (including intangible assets), financial condition, prospects, or results of operations of such entity and its subsidiaries, taken as a whole which is individually in excess of $10,000, or, in the aggregate with other individual items, in excess of $15,000.

"**Merger**" means the merger of the Buyer with an Affiliate of netGuru pursuant to the Merger Agreement dated as of August 29, 2006, a copy of which has been provided to the Sellers.

"**Most Recent Balance Sheet**" means the balance sheet contained within the Most Recent Financial Statements.

"**Most Recent Financial Statements**" has the meaning set forth in §4(g) below.

"**Most Recent Fiscal Month End**" has the meaning set forth in §4(g) below.

"**Most Recent Fiscal Year End**" has the meaning set forth in §4(g) below.

"**netGuru**" means netGuru, Inc., a corporation with which the Buyer has entered into a Merger Agreement as of August 29, 2006 (as disclosed to the Sellers).

"**Ordinary Course of Business**" means the ordinary course of business consistent with past custom and practice (including with respect to quantity and frequency).

"**Party**" has the meaning set forth in the preface above.

"**Payment Escrow Terms**" means terms of an agreement between the parties hereto and the Escrow Agent as provided for by Exhibit I attached hereto.

"**Person**" means an individual, a partnership, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, or a governmental entity (or any department, agency, or political subdivision thereof).

"**Pledge Agreement**" means an agreement in the form attached as Exhibit H.

"**Purchase Price**" has the meaning set forth in §2(b) below.

"**Requisite Seller**" means James Buchanan, an individual.

"**Securities Act**" means the Securities Act of 1933, as amended.

"**Securities Exchange Act**" means the Securities Exchange Act of 1934, as amended.

"**Security Interest**" means any mortgage, pledge, lien, encumbrance, charge, or other security interest, other than (a) mechanic's, materialmen's, and similar liens, (b) liens for Taxes not yet due and payable or for Taxes that the taxpayer is contesting in good faith through appropriate proceedings, (c) purchase money liens and liens securing rental payments under capital lease arrangements, and (d) other liens arising in the Ordinary Course of Business and not incurred in connection with the borrowing of money.

"**Seller**" or "**Sellers**" has the meaning set forth in the preface above.

"**Signing Escrow Terms**" means the terms of an agreement between the parties hereto and the Escrow Agent as provided by Exhibit F attached hereto.

"**Tax**" means any federal, provincial, local, or foreign income, goods and services tax (GST), gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or

add on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

"**Tax Return**" means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

"**Third Party Claim**" has the meaning set forth in §8(d) below.

"**Transaction**" means the purchase and sale of the Company Shares hereunder, including payment of the Cash Purchase Price, payment of the Earnout and issuance of the Buyer Stock (as hereinafter defined).

2. Purchase and Sale of the Company Shares.

(a) Basic Transaction. On and subject to the terms and conditions of this Agreement, the Buyer agrees to purchase from each of the Sellers, and each of the Sellers agrees to sell to the Buyer, all of his/her/its Company Shares for the consideration specified below in this §2.

(b) Purchase Price. Effective as of the Closing, the Buyer agrees to pay to the Sellers the following (the "**Purchase Price**"): (i) Seven Hundred Thousand ($700,000.00) Canadian dollars (the "**Cash Purchase Price**") payable by wire transfer or delivery of other immediately available funds as follows: $500,000.00 (Canadian dollars) payable on or before the earlier of the date of completion of the Financing and January 1, 2007 (subject to extension of such date pursuant to § 2(i) hereof); and $200,000.00 (Canadian dollars) payable on a date which is the earlier of three months after the Closing herein or the date that is the completion of the NOVUS business integration plan, as determined by the Buyer (provided that, if payment of such $200,000 instalment is required to be made prior to the date for payment of the $500,000 instalment, then the $200,000 will be deposited in trust with the Escrow Agent, to be invested in an interest-bearing bank account and released in accordance with the Payment Escrow Terms); plus (ii) an Earnout as defined and in accordance with the terms below; plus (iii) issuance on Closing to Sellers of stock certificates in the aggregate total amount of 200,000 shares of common stock of Buyer (the "**Buyer Stock**") which will be deposited in escrow with the Escrow Agent to be held according to the Payment Escrow Terms. The Cash Purchase Price and the Buyer Stock shall be allocated among the Sellers in proportion to their respective holdings of Company Shares as set forth in §4(b) of the Disclosure Schedule. Effective as of the day of the Closing, the Cash Purchase Price shall be decreased (the "**Adjustment**") as mutually agreed upon by the Requisite Seller and the Buyer if the balance sheet of the Company, as determined in accordance with Canadian GAAP as of the Closing, is not substantially similar to the balance sheet of the Company attached hereto as Exhibit A-2, as mutually agreed upon by Buyer and the Requisite Seller and which agreement as to the Adjustment shall be a condition to the Closing. Further the preceding allocation among the Sellers shall be adjusted by the Buyer on a

post closing basis as and when an Earnout, if any, is paid to Sellers under the terms of this Agreement. Further, the cash portion of the Purchase Price shall be reduced to the extent that the sum of the accounts payable and accrued expenses of the Company as of the Closing determined in accordance with GAAP (the "**Current Liabilities**"), is greater than the sum of the cash and the accounts receivable of the Company as of the Closing determined in accordance with GAAP (the "**Current Assets**"), and the cash portion of the Purchase Price shall be increased if and to the extent that the Current Assets as of Closing exceed the Current Liabilities as of Closing. For example, if the Current Liabilities are $100,000 and the Current Assets are $40,000, then the cash portion of the Purchase Price shall be reduced by $60,000. Any reductions or increases in the Cash Purchase Price as provided for in this paragraph 2(b) shall be applied first to the first cash payment due under this paragraph 2(b).

(c) Security. As security for payment of the Cash Purchase Price, at Closing the Buyer will pledge the Company' Shares to the Sellers and will execute the Pledge Agreement and deposit the certificates representing the Company Shares with the Escrow Agent, to be held according to the Pledge Agreement and the Payment Escrow Terms.

(d) Closing and Effective Date. The closing of the transactions contemplated by this Agreement (the "**Closing**" or "**Closing Date**") shall take place contemporaneously with the finalization of all Exhibits and Schedules hereto as provided by §5 hereof and the Signing Escrow Terms. Notwithstanding such Closing Date, the Transaction will be deemed to be effective as of the close of business on September 30, 2006 (the "**Effective Date**").

(e) Deliveries at the Closing. At the Closing, (i) the Sellers will deliver to the Buyer and/or the Escrow Agent, as the case may be, the various certificates, instruments, and documents referred to in §7(a) below, (ii) the Buyer will deliver to the Sellers and/or the Escrow Agent, as the case may be, the various certificates, instruments, and documents referred to in §7(b) below, (iii) each of the Sellers will deliver to the Escrow Agent (to be held according to the Payment Escrow Terms) stock certificates representing all of its Company Shares, endorsed in blank or accompanied by duly executed assignment documents, and (iv) the Buyer will deliver to the Escrow Agent (to be held according to the Payment Escrow Terms) the Buyer Stock specified in §2(b) above.

(f) Earnout.

(i) Subject to the holdback provisions of subparagraph (viii) of this §2(f), and subject to the other terms of this §2, with respect to each of the two one-year periods for which the Earnout applies (each an "**Earnout Period**"), with the first 12 month Earnout Period commencing on the date on which the Buyer completes the payment of the Cash Purchase Price and the second 12 month Earnout Period commencing on the first anniversary of that date, the Buyer shall pay to the Sellers an amount (each an "**Earnout**

Payment") up to the Cash Target with respect to each Earnout Period as indicated below and in accordance with the following provisions. Each Earnout Payment shall be made within 90 days after the end of each Earnout Period and shall be paid to the Sellers in the same allocation as provided for in §2(b) above.

(ii) An Earnout Payment shall be paid up to the maximum of the Cash Target specified below for each respective Earnout Period if EBITDA for each Earnout Period exceeds the EBITDA Floor for such Earnout Period as follows (all of the below numbers are Canadian dollars):

Earnout Period	EBITDA Floor	EBITDA Target	Cash Target
First 12 month period	$550,000	$750,000	$125,000
Second 12 month period	$750,000	$1,150,000	$200,000
Total			$325,000

(iii) The Earnout Payment for each Earnout Period shall be determined as follows based on the above table: (1) no Earnout Payment shall be due or payable if the EBITDA Floor for the Earnout Period in question is not achieved for any reason; (2) If the EBITDA Target is not achieved, but the EBITDA is above the EBITDA Floor, then the Earnout Payment will be calculated by taking a pro-rata portion of the Cash Target for such Earnout Period as follows: Cash Target times the fraction equal to (actual EBITDA less EBITDA Floor for the Earnout Period in question) divided by (EBITDA Target for the Earnout Period in question less EBITDA Floor for the Earnout Period in question). The balance of the Cash Target for the Earnout Period that is not due and payable for the Earnout Period in question shall be deemed unearned and forfeited and shall not be payable to Sellers.

For example, if the EBITDA is $700,000 for the first Earnout Period, then the Earnout Payment would equal:

$125,000 x ($700,000 less $550,000) divided by ($750,000 less $550,000) = $93,750 = Earnout for the first Earnout Period.

The balance of the Cash Target of $125,000 for the first Earnout Period (i.e. $ 31,250) would be forfeited.

(iv) Notwithstanding anything contained herein to the contrary, upon the occurrence of an Event (defined below), the Earnout Period for the Earnout Period during which the Event occurs shall be deemed to end on the date of the Event and the Seller shall be entitled to receive only a pro-

rata portion of the Earnout Payment for the time period ending on the Event based on a 365 day year. Except for the obligations of this subparagraph (iv) to pay a pro-rata Earnout Payment for the then current Earnout Period through the date of the Event, all further obligations under this §2(f) shall terminate and no further consideration or Earnout Payments shall be due to the Sellers except for any accrued and unpaid pro rated Earnout Payment for the current Earnout Period (pro rated through the date of such Event) and any prior Earnout Period, if any. An **"Event"** means the occurrence of any of the following: If the Requisite Seller voluntarily terminates his employment relationship with the Company for any reason, or if the Requisite Seller's employment is terminated by the Company for cause.

(v) Within 90 days after the end of each Earnout Period, the Buyer shall deliver to the Requisite Seller a statement of the EBITDA (each, a **"Yearly Sales Statement"**).

(vi) Once per calendar year the Sellers shall have the right, at their own expense, to review the Company's books and records for purposes of verifying the information in the Yearly Sales Statement. The right of review shall be exercised by the Sellers by delivery of written notice to the Buyer at any time within six (6) months following each delivery of a Yearly Sales Statement. The Buyer shall provide to the Sellers access to such of the Company's books and records as may reasonably be required for such review. If following such review the Sellers dispute any portion of the Yearly Sales Statement and the calculation of the Earnout Payment thereunder, then the Buyer and the Sellers shall endeavor to resolve such dispute. If a resolution is reached, such resolution shall determine the Earnout Payment for the relevant Earnout Period. If no resolution can be reached within thirty (30) days, the Sellers and the Buyer shall promptly select an independent Canadian accounting firm to arbitrate the dispute, to review the Yearly Sales Statement and to determine the appropriate Earnout Payment for such Earnout Period in accordance with the terms and conditions hereof within a further period of thirty (30) days. Such determination, which shall be final and binding on the Buyer and the Sellers, shall determine the Earnout Payment for such Earnout Period. The fees and expenses of the independent Canadian accounting firm shall be shared equally by the Sellers and the Company and the Company may offset Sellers' share of such fees against the applicable Earnout Payment.

(vii) The Purchase Price shall be deemed to have been increased by the amount, if any, of each Earnout Payment. In no event shall the aggregate total Earnout Payments payable under this Agreement exceed the total aggregate sum of $325,000.00 (Canadian dollars). All Earnout Payments may be made by the Company to satisfy the Earnout obligations under this §2(f).

(viii) (A) If the Buyer delivers to the Sellers and/or the Requisite Seller a notice seeking indemnification (referred to as a **"Claim Notice"** in Article 8 herein) in accordance with Article 8 of this Agreement, then the Buyer may withhold and deduct from any Earnout Payment not yet paid such amount or amounts (which shall be specified in such notice(s) to the Sellers) as the Buyer reasonably determines may be necessary to satisfy the claim(s) set forth in such Indemnification notice (including costs and attorneys fees and disbursements in respect thereof) pending final resolution of such claim (**"Claim"**) (which shall mean, unless otherwise agreed among the parties hereto, a final judgment or order of a court of competent jurisdiction not subject to any further appeals).

(B) Upon the final resolution of a Claim, if the amount held back by the Buyer exceeds the aggregate amount of all Claims pending at such time, then the Buyer shall pay to the Sellers (to an account or accounts designated in writing by the Seller) any such excess, it being understood that if at such time the aggregate amount being held back by the Buyer is less than or equal to the aggregate amount of all Claims pending at such time, the Buyer shall not be obligated to pay any amounts to the Seller.

(C) Nothing in this §2(f) shall impair the rights of the Buyer set forth in Article 8 or any other provision of this Agreement.

(g) Interim Period Covenants. During the Interim Period, each of the parties hereto, to the extent within its control, will cause the following arrangements and steps to be effected:

(i) the Board of Directors of the Company will be comprised of the Requisite Seller and one person nominated by the Buyer;

(ii) the Requisite Seller will continue as President and Chief Executive Officer of the Company;

(iii) the business of the Company will be carried on in the ordinary course, substantially in the same manner as prior to the Closing hereunder;

(iv) management of the Company will refer to the Board of Directors of the Company for approval all material contracts and transactions; (the parties acknowledge that decisions as to materiality are, to some extent, necessarily subjective, and accordingly management will err on the side of conservatism in its decision to bring matters before the Board of Directors for approval);

(v) the Company will not declare or pay any dividend, redeem or purchase any shares, distribute any surplus or earnings or make any other distribution of assets of the Corporation to the Buyer or pay any

management fee to the Buyer or any director or officer of the Buyer if and to the extent that the Company's working capital would, as a result, become a negative amount; and

(vi) the Company will not: borrow any money (other than draws under the Company's line of credit with its bank); make or commit to make any capital expenditure in any material amount; amalgamate or merge with any other corporation or other entity; or amend the articles of incorporation or by-laws of the Company.

(h) Shared Use Agreement. As of the date hereof, the Company and ADM executed a shared use agreement in the form of the draft agreement attached hereto as Exhibit E, whereby the Deines Division of ADM has commenced sharing premises leased by the Company.

(i) Liquidated Damages Provisions. If either or both of the instalments of the Cash Purchase Price have become due (the "**Accrued Instalment**") and the Buyer has failed to pay the Accrued Instalment to the Sellers (or, in the case of the $200,000 instalment, to the Escrow Agent, if applicable), and such failure to pay is not as a result of the Buyer giving a bona fide Claim Notice for indemnification pursuant to Article 8 hereof, then the following provisions shall apply:

(i) If, prior to the time at which the Accrued Instalment would otherwise be payable hereunder (the "**Due Date**"), the Buyer or netGuru has executed an agreement with an underwriter or with an investor or group of investors or is in the course of negotiating an agreement with an underwriter or investors providing for a Financing, then:

(A) by notice given by the Buyer to the Requisite Seller on or before the Due Date, the Buyer will have the right to extend the period for payment of the Accrued Instalment for an additional 60 days or until the Financing is completed, whichever first occurs, and

(B) from the Due Date until the date on which the Accrued Instalment is paid, the amount of the Accrued Instalment will bear interest at a rate of 9% per annum, and such interest will be paid at the same time as payment of the Accrued Instalment;

(ii) if, notwithstanding such extension of time (if any), the Buyer has failed to pay the Accrued Instalment plus interest (if applicable) when due, then:

(A) pursuant to the Pledge Agreement, title to the Company Shares will revert to the Sellers and the certificates representing the Company Shares will be delivered by the Escrow Agent to the Sellers pursuant to the Payment Escrow Terms;

(B) the Requisite Seller will have the right (but not the obligation) to give notice to the Buyer at any time within 30 days after the date

on which the Accrued Instalment became due (taking into account such extension of time, if any) requesting that ADM transfer the assets and liabilities of the Deines Division to the Company. If the Requisite Seller gives such notice, then the Buyer will immediately cause ADM to execute and deliver the Asset Transfer Agreement and to execute a bill of sale and any other necessary documents and to take all necessary steps in order to convey to the Company, free and clear of any and all Security Interests, title to all of the assets of the Deines Division, subject to the Company assuming the liabilities of the Deines Division, as provided by and in accordance with the terms and conditions of the Asset Transfer Agreement. As part of the Asset Transfer Agreement: (x) ADM will transfer to the Company an amount of cash and accounts receivable of the Deines Division as of the date of closing of such transaction equal to the amount of any accounts payable of the Deines Division assumed by the Company as of the date of closing of such transaction; and (y) the Company will offer employment to all of the employees of the Deines Division as of the date of closing of such transaction at rates of compensation and on terms not less favourable than those provided to such employees up to that time. The Requisite Seller will cause the Company to pay to ADM $1 in consideration for such transfer;

(C) the right of the Requisite Seller pursuant to §2(i)(ii)(B) above to have the Company acquire the business of the Deines Division for $1 pursuant to the Asset Transfer Agreement will be consideration for the release of any and all claims which the Sellers may have against the Buyer hereunder on account of the failure of the Buyer to pay the Purchase Price for the Company Shares. Such right to acquire the business of the Deines Division will be deemed to be liquidated damages (and not a penalty) for the Buyer's failure to pay the Purchase Price hereunder, and the Sellers will have no further or other recourse against the Buyer;

(D) concurrent with the reconveyance to the Sellers of title to the Company Shares, the Sellers will forthwith surrender the stock certificates representing the Buyer Stock to the Buyer for cancellation in consideration for an aggregate payment by the Buyer to the Sellers of $1 and the certificates representing the Buyer Stock will be delivered by the Escrow Agent to the Buyer pursuant to the Payment Escrow Terms; and

(E) concurrent with the reconveyance of title to the Company Shares to the Sellers, and the surrender of the Buyer Stock, this Agreement will terminate, the Transaction will be rescinded and each of the parties hereto will be released from all obligations hereunder except for the provisions contemplated by this §2(i), and the

parties will execute the mutual release (in form attached hereto as Exhibit G) to confirm such termination and release of obligations (and the concurrent delivery of such mutual release will be a condition of the other transactions and steps contemplated by this §2(i)).

3. **Representations and Warranties Concerning the Transaction.**

(a) Representations and Warranties of the Sellers. Each of the Sellers represents and warrants to the Buyer that the statements contained in this §3(a) are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this §3(a)), except as set forth in Annex I attached hereto.

(i) Organization. The Company is duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation.

(ii) Authorization of Transaction. The Sellers and the Company each have full power and authority, and the Company has full corporate power and authority, to execute and deliver this Agreement and to perform his/her or its obligations hereunder. This Agreement constitutes the valid and legally binding obligation of the Sellers and the Company, enforceable in accordance with its terms and conditions, except the enforceability of the Agreement (A) may be subject to or limited by bankruptcy, insolvency, reorganization, arrangement, moratorium or other similar laws relating to or affecting the rights of creditors and (B) is subject to general principles of equity (including the possibility of unavailability of specific performance or injunctive relief), regardless of whether considered in a proceeding in equity or at law. The Sellers and the Company need not give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order to consummate the transactions contemplated by this Agreement.

(iii) Noncontravention. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (A) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which the Sellers or Company is subject or, any provision of the Company's charter or bylaws or (B) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which the Sellers or Company is a party or by which he and/or it is bound or to which any of his or its assets is subject.

(iv) Brokers' Fees. The Sellers have not engaged and are not obligated to pay any commissions or brokers fees in connection with the transactions contemplated by this Agreement.

(v) Investment. Each of the Sellers (A) understands that the Buyer Stock has not been, and will not be, registered under the Securities Act, or any Canadian or any other securities laws or under any state or provincial securities laws, and are being offered and sold in reliance upon federal and provincial exemptions for transactions not involving any public offering, (B) is acquiring the Buyer Stock solely for his/her/its own account for investment purposes, and not with a view to the distribution thereof, (C) is a sophisticated investor with knowledge and experience in business and financial matters, (D) has received certain information concerning the Buyer and has had the opportunity to obtain additional information as desired in order to evaluate the merits and the risks inherent in holding the Buyer Stock, (E) is able to bear the economic risk and lack of liquidity inherent in holding the Buyer Stock, and (F) is an Accredited Investor.

(vi) Company Shares. Each of the Sellers holds of record and owns beneficially the number of Company Shares set forth next to his/her/its name in §4(b) of the Disclosure Schedule, free and clear of any restrictions on transfer (other than any restrictions under Canadian or provincial securities laws which are disclosed in Annex I attached hereto), Taxes, Security Interests, options, warrants, purchase rights, contracts, commitments, equities, claims, and demands. No Seller is a party to any option, warrant, purchase right, or other contract or commitment that could require such Seller to sell, transfer, or otherwise dispose of any capital stock of the Company (other than this Agreement). No Seller is a party to any voting trust, proxy, or other agreement or understanding with respect to the voting of any capital stock of the Company.

(b) **Representations and Warranties of the Buyer**. The Buyer represents and warrants to the Sellers that the statements contained in this §3(b) are correct and complete as of the date of this Agreement.

(i) Organization of the Buyer. The Buyer is a corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation.

(ii) Authorization of Transaction. The Buyer has full power and authority (including full corporate power and authority) to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement constitutes the valid and legally binding obligation of the Buyer, enforceable in accordance with its terms and conditions. The Buyer need not give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order to consummate the transactions contemplated by this Agreement.

(iii) Noncontravention. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (A) subject to making the requisite filing under the *Investment Canada Act*, violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which the Buyer is subject or any provision of its charter or bylaws , or (B) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which the Buyer is a party or by which it is bound or to which any of its assets is subject.

(iv) Brokers' Fees. The Buyer has no Liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which any Seller could become liable or obligated.

(v) Investment. The Buyer understands that the Company Shares have not been, and will not be, registered under the Securities Act, or under any state or Canadian securities laws, and are being offered and sold in reliance upon Canadian exemptions for transactions not involving any public offering, (B) is acquiring the Company Shares solely for its own account for investment purposes, and not with a view to the distribution thereof, (C) is a sophisticated investor with knowledge and experience in business and financial matters, (D) has received certain information concerning the Sellers and the Company and has had the opportunity to obtain additional information as desired in order to evaluate the merits and the risks inherent in holding the Company Shares, and (E) is able to bear the economic risk and lack of liquidity inherent in holding the Company Shares.

4. Representations and Warranties Concerning the Company.

The Requisite Seller represents and warrants to the Buyer that the statements contained in this §4 are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this §4), except as set forth in the disclosure schedule delivered by the Requisite Seller to the Buyer on the date hereof and initialled by the Parties (the "**Disclosure Schedule**"), and except that paragraph (f) below shall only be true as of the Closing Date. In this section, all references to the "Company" will be deemed to also refer to Ashley Ryan Inc. prior to the Amalgamation (unless the subject matter or context otherwise requires).

(a) Organization, Qualification, and Corporate Power. The Company is a corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation. The Company is duly authorized to conduct business and is in good standing under the laws of each jurisdiction where such

qualification is required. The Company has full corporate power and authority and all licenses, permits, and authorizations necessary to carry on the businesses in which it is engaged and in which it presently proposes to engage and to own and use the properties owned and used by it. §4(a) of the Disclosure Schedule lists the directors and officers of the Company. The Requisite Seller has delivered to the Buyer correct and complete copies of the charter and bylaws and all other organizational documents of the Company (as amended to date). The minute books (containing the records of meetings of the stockholders, the board of directors, and any committees of the board of directors), the stock certificate books, and the stock record books of the Company are correct and complete in all material respects. The Company is not in default under or in violation of any provision of its charter or bylaws or any other organizational document.

(b) Capitalization. The authorized and issued capital stock of the Company, and prior to the Amalgamation, the authorized and issued capital stock of Ashley Ryan Inc., is as described in the Disclosure Schedule. Prior to the Amalgamation, all of the issued and outstanding shares of Ashley Ryan Inc. had been duly authorized, validly issued, fully-paid and non-assessable and were held of record as set forth in the Disclosure Schedule. The Amalgamation has been completed pursuant to articles of amalgamation, a copy of which is included in the Disclosure Schedule. All of the issued and outstanding Company Shares have been duly authorized, are validly issued, fully paid, and non-assessable, and, following the Amalgamation, are held of record by the Sellers as set forth in the Disclosure Schedule. There are no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, or other contracts or commitments that could require the Company to issue, sell, or otherwise cause to become outstanding any of its capital stock. There are no outstanding or authorized stock appreciation, phantom stock, profit participation, or similar rights with respect to the Company. There are no voting trusts, proxies, or other agreements or understandings with respect to the voting of the capital stock of the Company.

(c) Noncontravention. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which the Company is subject or any provision of the charter or bylaws of the Company or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which the Company is a party or by which it is bound or to which any of its assets is subject (or result in the imposition of any Security Interest upon any of its assets). The Company does not need to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order for the Parties to consummate the transactions contemplated by this Agreement.

(d) Brokerage Fees. The Company has not engaged and is not obligated to pay any commissions or brokers fees in connection with the transactions contemplated by this Agreement.

(e) Title to Assets. The Company has good and marketable title to, or a valid leasehold interest in, the properties and assets used by them, located on its premises, or shown on the Most Recent Balance Sheet or acquired after the date thereof, free of liens and encumbrances except as disclosed in the Disclosure Schedule, except for properties and assets disposed of in the Ordinary Course of Business since the date of the Most Recent Balance Sheet.

(f) Excluded Debt and Working Capital. (i) The Company has satisfied or terminated all Excluded Debt and provided to Buyer reasonably satisfactory evidence that the Excluded Debt was fully satisfied or terminated prior to the Closing; and (ii) as of the Closing, the accounts receivable plus cash of the Company as of the Closing equals or exceed the total accounts payable and accrued expenses of the Company, all of which were determined in accordance with GAAP (the "**Working Capital Requirement**"); provided, however, at Buyer's option, if the Company or the Requisite Seller cannot comply with the Working Capital Requirement, then, the Cash Portion of the Purchase Price shall be decreased by an amount equal to the amount of cash necessary in order for the Company to comply with the Working Capital Requirement as further described in §2 above.

(g) Financial Statements. Attached hereto as Exhibit A are the following financial statements (collectively the "**Financial Statements**") for the Company: (i) audited financial statements as of and for the fiscal year ended September 30, 2005 (the "**Most Recent Fiscal Year End**"), (ii) unaudited, reviewed September 30, 2004 and September 30, 2003 financial statements; and (iii) compiled statements of income, changes in stockholders' equity, and cash flow (the "**Most Recent Financial Statements**") as of and for the 11 months ended August 31, 2006 (the "**Most Recent Fiscal Month End**") for the Company. The Financial Statements (including the notes thereto), present fairly the financial condition of the Company as of such dates and the results of operations of the Company for such periods.

(h) Events Subsequent to Most Recent Fiscal Year End. Except as indicated on the Disclosure Schedule, to the Requisite Seller's Knowledge, since the Most Recent Fiscal Year End, there has not been any material adverse change in the business, financial condition, operations or results of operations of the Company. Without limiting the generality of the foregoing, since that date, except as indicated in the Disclosure Schedule:

   (i) The Company has not sold, leased, transferred, or assigned any of its assets, tangible or intangible, other than for a fair consideration in the Ordinary Course of Business;

(ii) The Company has not entered into any agreement, contract, lease, or license (or series of related agreements, contracts, leases, and licenses) either involving more than $10,000 or outside the Ordinary Course of Business;

(iii) No party (including the Company) has accelerated, terminated, modified, or cancelled any agreement, contract, lease, or license (or series of related agreements, contracts, leases, and licenses) involving more than $10,000 to which the Company is a party or by which any of them is bound;

(iv) The Company has not imposed any Security Interest upon any of its assets, tangible or intangible;

(v) The Company has not made any capital expenditure (or series of related capital expenditures) either involving more than $10,000 or outside the Ordinary Course of Business;

(vi) The Company has not made any capital investment in, any loan to, or any acquisition of the securities or assets of, any other Person (or series of related capital investments, loans, and acquisitions) either involving more than $10,000 or outside the Ordinary Course of Business;

(vii) The Company has not issued any note, bond, or other debt security or created, incurred, assumed, or guaranteed any indebtedness for borrowed money or capitalized lease obligation either involving more than $10,000 singly or $10,000 in the aggregate;

(viii) The Company has not delayed or postponed the payment of accounts payable and other Liabilities outside the Ordinary Course of Business;

(ix) The Company has not cancelled, compromised, waived, or released any right or claim (or series of related rights and claims) either involving more than $10,000 or outside the Ordinary Course of Business;

(x) The Company has not granted any license or sublicense of any rights under or with respect to any Intellectual Property;

(xi) There has been no change made or authorized in the charter or bylaws of the Company except in connection with the Amalgamation with Ashley Ryan Inc.;

(xii) Company has not issued, sold, or otherwise disposed of any of its capital stock, or granted any options, warrants, or other rights to purchase or obtain (including upon conversion, exchange, or exercise) any of its capital stock;

(xiii) The Company has not declared, set aside, or paid any dividend or made any distribution with respect to its capital stock (whether in cash or in

kind) or redeemed, purchased, or otherwise acquired any of its capital stock;

(xiv) The Company has not experienced any material damage, destruction, or loss (whether or not covered by insurance) to its property;

(xv) Other than Excluded Liabilities, an accurate and complete list of which is attached hereto, and which Excluded Liabilities shall all be paid in full or otherwise satisfied by the Company or the Requisite Seller prior to the Closing, The Company has not made any loan to, or entered into any other transaction with, any of its directors, officers, and employees outside the Ordinary Course of Business;

(xvi) The Company has not entered into any employment contract or collective bargaining agreement, written or oral, or modified the terms of any existing such contract or agreement;

(xvii) The Company has not granted any increase in the base compensation of any of its directors, officers, and employees outside the Ordinary Course of Business but the Company may pay bonuses to the Requisite Seller prior to the Closing, subject, however, to and without waiving any of the provisions of §2 of this Agreement;

(xviii) Other than as disclosed in this Agreement, the Company has not adopted, amended, modified, or terminated any bonus, profit sharing, incentive, severance, or other plan, contract, or commitment for the benefit of any of its directors, officers, and employees (or taken any such action with respect to any other Employee Benefit Plan);

(xix) The Company has not made any other change in employment terms for any of its directors, officers, and employees outside the Ordinary Course of Business;

(xx) The Company has not made or pledged to make any charitable or other capital contribution outside the Ordinary Course of Business;

(xxi) there has not been any other material occurrence, event, incident, action, failure to act, or transaction outside the Ordinary Course of Business involving the Company ; and

(xxii) The Company has not committed to any of the foregoing.

(i) Undisclosed Liabilities. The Company does not have any Liabilities except for (A) Liabilities set forth on the face of the Most Recent Balance Sheet (rather than in any notes thereto) and (B) Liabilities which have arisen after the Most Recent Fiscal Month End in the Ordinary Course of Business.

(j) Legal Compliance. The Company and its predecessors and Affiliates have complied with all applicable laws (including rules, regulations, codes, plans, injunctions, judgments, orders, decrees, rulings, and charges thereunder) of federal, provincial, local, and foreign governments (and all agencies thereof), and no investigation, charge, complaint, claim, has been filed or commenced against any of them alleging any failure so to comply. Further, no action, suit, proceeding, hearing, demand, or notice has been filed or commenced against any of them alleging any failure so to comply.

(k) Tax Matters. Except as indicated on the Disclosure Schedule:

(i) The Company has filed all Tax Returns that it was required to file. All such Tax Returns were correct and complete in all material respects. All Taxes owed by the Company (whether or not shown on any Tax Return) have been paid. The Company currently is not the beneficiary of any extension of time within which to file any Tax Return. No claim has ever been made by an authority in a jurisdiction where the Company does not file Tax Returns that it is or may be subject to taxation by that jurisdiction. There are no Security Interests on any of the assets of the Company that arose in connection with any failure (or alleged failure) to pay any Tax.

(ii) The Company has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee or independent contractor.

(iii) The Requisite Seller of the Company does not expect any authority to assess any additional Taxes for any period for which Tax Returns have been filed. Except as indicated in Section (v) below, there is no dispute or claim concerning any Tax Liability of the Company either (A) claimed or raised by any authority in writing or (B) as to which the Requisite Seller and the directors and officers (and employees responsible for Tax matters) of the Company has Knowledge based upon personal contact with any agent of such authority. §4(k) of the Disclosure Schedule lists all federal, provincial, local, and foreign income Tax Returns filed with respect to the Company for taxable periods ended on or after September 30, 1998, indicates those Tax Returns that have been audited, and indicates those Tax Returns that currently are the subject of audit. The Requisite Seller has delivered to the Buyer correct and complete copies of all federal income Tax Returns, examination reports, and statements of deficiencies assessed against or agreed to by the Company since September 30, 1998.

(iv) The Company has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

(v) The Requisite Seller shall be solely responsible for all income tax, sales tax, use tax and all similar tax liabilities of the Company accrued as of the

Closing except for those liabilities disclosed on the financial statements attached to this Agreement as a schedule (the "**PreClosing Taxes**") and if the Company is assessed any PreClosing Taxes not disclosed on such schedule by a governmental agency or authority, the Requisite Seller shall either (i) pay on demand such taxes plus penalties and interest, if any; or, (ii) at Requisite Seller's sole cost, the Requisite Seller may elect to have the Company contest such assessment of PreClosing Taxes if appropriate as reasonably determined by the Company's accounting firm, and Requisite Seller shall pay all interest, penalties and taxes associated with such PreClosing Taxes upon the conclusion of such contest. §4(k) of the Disclosure Schedule sets forth the following information with respect to the Company as of the most recent practicable date: (A) the adjusted cost base of the Company in its assets; and (B) the amount of any net operating loss, net capital loss, unused investment or other credit, unused foreign tax, or excess charitable contribution allocable to the Company.

(l) Real Property.

(i) The Company does not own any real property. §4(k)(i) of the Disclosure Schedule contains a list of all leases for real property to which the Company is a party, the square footage leased with respect to each lease and the expiration date of each lease. These leases are valid and enforceable and are not in default. To the Knowledge of the Requisite Seller, the real property leased or occupied by the Company, the improvements located thereon, and the furniture, fixtures and equipment relating thereto (including plumbing, heating, air conditioning and electrical systems), conform to any and all applicable health, fire, safety, zoning, land use and building laws, ordinances and regulations. There are no outstanding contracts made by the Company for any improvements made to the real property leased or occupied by the Company that have not been paid for. The Requisite Seller has delivered to the Buyer correct and complete copies of the leases and subleases listed in §4(l)(ii) of the Disclosure Schedule (as amended to date). With respect to each lease and sublease listed in §4(l)(ii) of the Disclosure Schedule:

(A) to the Requisite Seller's Knowledge, the lease or sublease is legal, valid, binding, enforceable, and in full force and effect; except for the following ("**Exception**"): the enforceability of the agreement (1) may be subject to or limited by bankruptcy, insolvency, reorganization, arrangement, moratorium or other similar laws relating to or affecting the rights of creditors and (2) is subject to general principles of equity (including the possibility of unavailability of specific performance or injunctive relief), regardless of whether considered in a proceeding in equity or at law;

(B) to the Requisite Seller's Knowledge, the lease or sublease will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the consummation of the transactions contemplated hereby, subject to the Exception;

(C) no party to the lease or sublease is in breach or default, and no event has occurred which, with notice or lapse of time, would constitute a breach or default or permit termination, modification, or acceleration thereunder;

(D) no party to the lease or sublease has repudiated any provision thereof;

(E) there are no disputes, oral agreements, or forbearance programs in effect as to the lease or sublease;

(F) with respect to each sublease, the representations and warranties set forth in subsections (A) through (E) above are true and correct with respect to the underlying lease; and

(G) The Company has not assigned, transferred, conveyed, mortgaged, deeded in trust, or encumbered any interest in the leasehold or subleasehold.

(m) Intellectual Property. Except as indicated on the Disclosure Schedule:

(i) The Company owns or has the right to use pursuant to license, sublicense, agreement, or permission all Intellectual Property used in the operation of the businesses of the Company as presently conducted. Each item of Intellectual Property owned or used by the Company immediately prior to the Closing hereunder will be owned or available for use by the Company on identical terms and conditions immediately subsequent to the Closing hereunder. The Company has taken all necessary action to maintain and protect each item of Intellectual Property that it owns or uses.

(ii) (A) To Requisite Seller's Knowledge, the Company has not interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Intellectual Property rights of third parties;

(B) the Requisite Seller has not received any charge, complaint, claim, demand, or notice alleging any such interference, infringement, misappropriation, or violation (including any claim that the Company must license or refrain from using any Intellectual Property rights of any third party). To the Knowledge of the Requisite Seller, no third party has interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Intellectual Property rights of the Company.

(iii) §4(e)(iii) of the Disclosure Schedule identifies each Intellectual Property registration which has been issued to the Company with respect to any of its Intellectual Property, identifies each pending application or application for registration which the Company has made with respect to any of its Intellectual Property, and identifies each license, agreement, or other permission which the Company has granted to any third party with respect to any of its Intellectual Property (together with any exceptions). The Requisite Seller has delivered to the Buyer correct and complete copies of all such registrations, applications, licenses, agreements, and permissions (as amended to date). Except as otherwise identified §4(e)(iii) of the Disclosure Schedule also identifies each trade name or unregistered trademark and all other Intellectual Property of the Company that is not listed used by the Company in connection with any of its businesses. With respect to each item of Intellectual Property required to be identified in §4(e)(iii) of the Disclosure Schedule:

(A) the Company possess all right, title, and interest in and to the item, free and clear of any Security Interest, license, or other restriction;

(B) the item is not subject to any outstanding injunction, judgment, order, decree, ruling, or charge;

(C) no action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand is pending or, to the Knowledge of the Requisite Seller and the directors and officers of the Company, is threatened which challenges the legality, validity, enforceability, use, or ownership of the item; and

(D) the Company has not agreed to indemnify any Person for or against any interference, infringement, misappropriation, or other conflict with respect to the item.

(iv) §4(e)(iv) of the Disclosure Schedule identifies each item of Intellectual Property that any third party owns and that the Company uses pursuant to license, sublicense, agreement, or permission. The Requisite Seller has delivered to the Buyer correct and complete copies of all such licenses, sublicenses, agreements, and permissions (as amended to date). With respect to each item of Intellectual Property required to be identified in §4(e)(iv) of the Disclosure Schedule:

(A) The license, sublicense, agreement, or permission covering the item is legal, valid, binding, enforceable against the Company, and in full force and effect;

(B) The license, sublicense, agreement, or permission will continue to be legal, valid, binding, enforceable against the Company, and in full force and effect on identical terms following the

consummation of the transactions contemplated hereby (including the assignments and assumptions referred to in §2 above);

(C) No party to the license, sublicense, agreement, or permission is in breach or default, and no event has occurred which with notice or lapse of time would constitute a breach or default or permit termination, modification, or acceleration thereunder;

(D) To the Requisite Seller's Knowledge no party to the license, sublicense, agreement, or permission has repudiated any provision thereof;

(E) With respect to each sublicense, the representations and warranties set forth in subsections (A) through (D) above are true and correct with respect to the underlying license;

(F) the underlying item of Intellectual Property is not subject to any outstanding injunction, judgment, order, decree, ruling, or charge;

(G) no action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand is pending or, to the Knowledge of the Requisite Seller and the directors and officers (and employees with responsibility for Intellectual Property matters) of the Company, is threatened which challenges the legality, validity, or enforceability of the underlying item of Intellectual Property; and

(H) The Company has not granted any sublicense or similar right with respect to the license, sublicense, agreement, or permission.

(v) To the Knowledge of the Requisite Seller and the directors and officers of the Company, the Company will not interfere with, infringe upon, misappropriate, or otherwise come into conflict with, any Intellectual Property rights of third parties as a result of the continued operation of its businesses as presently conducted and as presently proposed to be conducted.

(vi) To the Requisite Seller's Knowledge, neither the Requisite Seller nor the directors and officers (and employees with responsibility for Intellectual Property matters) of the Company has any Knowledge of any new products, inventions, procedures, or methods of manufacturing or processing that any competitors or other third parties have developed which reasonably could be expected to supersede or make obsolete any service, product or process of the Company .

(n) Tangible Assets. The Company owns or leases all buildings, machinery, equipment, and other tangible assets necessary for the conduct of their businesses as presently conducted. To the Requisite Seller's Knowledge, each such tangible

asset has been maintained in accordance with the Company's normal practice, and is in good operating condition and repair (subject to normal wear and tear).

(o) Inventory. The inventory of the Company as indicated on the Most Recent Balance Sheet is presented and described in accordance with the past custom and practice of the Company.

(p) Contracts. §4(p) of the Disclosure Schedule lists the following contracts and other agreements to which the Company is a party:

(i) any agreement (or group of related agreements) for the lease of personal property (including without limitation software) to or from any Person providing for lease payments in excess of $15,000 per annum;

(ii) any agreement (or group of related agreements) for the purchase or sale of supplies, products or other personal property, or for the furnishing or receipt of services, the performance of which will extend over a period of more than one year, result in a material loss to the Company , or involve consideration in excess of $15,000;

(iii) any agreement concerning a partnership or joint venture;

(iv) any agreement (or group of related agreements) under which it has created, incurred, assumed, or guaranteed any indebtedness for borrowed money, or any capitalized lease obligation, in excess of $15,000 or under which it has imposed a Security Interest on any of its assets, tangible or intangible;

(v) any agreement concerning confidentiality or noncompetition;

(vi) any agreement with any of the Sellers and their Affiliates (other than the Company);

(vii) any profit sharing, stock option, stock purchase, stock appreciation, deferred compensation, severance, or other plan or arrangement for the benefit of its current or former directors, officers, and employees;

(viii) any collective bargaining agreement;

(ix) any agreement for the employment of any individual on a full time, part time, consulting, or other basis providing annual compensation in excess of $15,000 or providing severance benefits;

(x) any agreement under which it has advanced or loaned any amount to any of its directors, officers, and employees outside the Ordinary Course of Business;

(xi) any agreement under which the consequences of a default or termination could have a material adverse effect on the business, financial condition, operations, results of operations, or future prospects of the Company ; or

(xii) any other agreement (or group of related agreements) the performance of which involves consideration in excess of $15,000.

The Requisite Seller has delivered to the Buyer a correct and complete copy of each written agreement listed in §4(p) of the Disclosure Schedule (as amended to date), and to the Requisite Seller's Knowledge, a written summary of the terms of all oral agreements referred to in this Section 4 (p) of the Disclosure Schedule. To Requisite Seller's Knowledge, with respect to each such agreement: (A) the agreement is legal, valid, binding, enforceable, and in full force and effect, subject to the Exception; (B) the agreement will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the consummation of the transactions contemplated hereby except for the Exception; (C) no party is in breach or default, and no event has occurred which with notice or lapse of time would constitute a breach or default, or permit termination, modification, or acceleration, under the agreement; and (D) no party has repudiated any provision of the agreement.

(q) Notes and Accounts Receivable. All notes and accounts receivable of the Company are fairly reflected on the Company's books and records.

(r) Powers of Attorney. There are no outstanding powers of attorney executed on behalf of the Company.

(s) Insurance. §4(s) of the Disclosure Schedule sets forth the following information with respect to each insurance policy (including policies providing property, casualty, liability, and workers' compensation coverage and bond and surety arrangements) to which the Company has been a party, a named insured, or otherwise the beneficiary of coverage at any time within the past 5 years:

(i) the name, address, and telephone number of the agent;

(ii) the name of the insurer, the name of the policyholder, and the name of each covered insured;

(iii) the policy number and the period of coverage;

(iv) the scope (including an indication of whether the coverage was on a claims made, occurrence, or other basis) and amount (including a description of how deductibles and ceilings are calculated and operate) of coverage; and

(v) a description of any retroactive premium adjustments or other loss sharing arrangements.

To the Requisite Seller's Knowledge, with respect to each such insurance policy: (A) the policy is legal, valid, binding, enforceable, and in full force and effect; (B) the policy will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the consummation of the transactions contemplated hereby; (C) neither the Company nor any other party to the policy is in breach or default (including with respect to the payment of premiums or the giving of notices), and no event has occurred which, with notice or the lapse of time, would constitute such a breach or default, or permit termination, modification, or acceleration, under the policy; and (D) no party to the policy has repudiated any provision thereof. §4(s) of the Disclosure Schedule describes any self insurance arrangements affecting the Company.

(t) Litigation. §4(t) of the Disclosure Schedule sets forth each instance in which the Company (i) is subject to any outstanding injunction, judgment, order, decree, ruling, or charge or (ii) is a party or, to the Knowledge of the Requisite Seller, is threatened to be made a party to any action, suit, proceeding, hearing, or investigation of, in, or before any court or quasi judicial or administrative agency of any federal, provincial, local, or foreign jurisdiction or before any arbitrator.

(u) Product Warranty. To the Requisite Seller's Knowledge, each product or service developed, sold, leased, licensed, or delivered by the Company has been in material conformity with all applicable contractual commitments and all express and implied warranties, and the Company does not have any Liability(and to the Requisite Seller's Knowledge, there is no Basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand against the Company giving rise to any Liability) for replacement or repair thereof or other damages in connection therewith, subject only to the reserve for warranty claims, if any, set forth on the face of the Most Recent Balance Sheet (rather than in any notes thereto) as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Company. No product or service manufactured, sold, leased, licensed or delivered by the Company is subject to any guaranty, warranty, or other indemnity beyond the applicable standard terms and conditions of sale or lease. §4(u) of the Disclosure Schedule includes copies of the standard terms and conditions of sale or lease or licensing of or providing of services by or for the Company (containing applicable guaranty, warranty, and indemnity provisions).

(v) Product Liability. To the Requisite Seller's Knowledge, the Company does not have any Liability arising out of any injury to individuals or property as a result of the ownership, possession, or use or license of any product manufactured, sold, leased, licensed or delivered by the Company.

(w) Employees. Except as indicated in Section 4(w) of the Disclosure Schedule, to the Knowledge of the Requisite Seller, no executive, key employee, or group of employees has any plans to terminate employment with the Company. The Company is not a party to or bound by any collective bargaining agreement except as disclosed in writing to Buyers in the Disclosure Schedule. The

Company has not experienced any strikes, grievances, claims of unfair labour practices, or other collective bargaining disputes. To the Requisite Seller's Knowledge, the Company has not committed any unfair labour practice. The Requisite Seller has no Knowledge of any organizational effort presently being made or threatened by or on behalf of any labour union with respect to employees of the Company.

(x) Employee Benefits.

(i) §4(x) of the Disclosure Schedule lists each Employee Benefit Plan that the Company maintains, to which the Company contributes or has any obligation to contribute, or with respect to which the Company has any material Liability or potential Liability.

(A) To the Requisite Seller's Knowledge, each such Employee Benefit Plan (and each related trust, insurance contract, or fund) has been maintained, funded and administered in accordance with the terms of such Employee Benefit Plan and complies in form and in operation in all material respects with the applicable requirements of all applicable Canadian and provincial laws, rules and regulations and all other applicable laws, rules and regulations (collectively, "**Benefit Laws**").

(B) All required reports and descriptions (including annual reports to the applicable governmental agency), summary annual reports, and summary plan descriptions) have been timely filed and/or distributed in accordance with the applicable requirements of all Benefit Laws with respect to each such Employee Benefit Plan.

(C) All contributions (including all employer contributions and employee salary reduction contributions) which are due have been made within the time period prescribed by Benefit Laws to each such Employee Benefit Plan and all contributions for any period ending on or before the Closing Date which are not yet due have been made to each such Employee Benefit Plan or accrued in accordance with the past custom and practice of the Company. All premiums or other payments for all periods ending on or before the Closing Date have been paid with respect to each such Employee Benefit Plan.

(D) Nothing has occurred since the date of approval of any Employee Benefit Plan by any governmental agency that could adversely affect the qualified status of any such Plan.

(E) The Requisite Seller has delivered to the Buyer correct and complete copies of the plan documents and summary plan descriptions, the most recent determination letter received from the

applicable governmental agency, the most recent annual report filed with the applicable governmental agency if any with respect to all Employee Benefit Plans, and all related trust agreements, insurance contracts, and other funding arrangements which implement each such Employee Benefit Plan.

(ii) With respect to each Employee Benefit Plan that the Company and any Affiliate maintains, to which any of them contributes or has any obligation to contribute, or with respect to which any of them has any Liability or potential Liability:

(A) No such Employee Benefit Plan which is a pension plan has been completely or partially terminated. No proceeding by a government agency to terminate any such plan has been instituted or, to the Knowledge of the Requisite Seller and the directors and officers (and employees with responsibility for employee benefits matters) of the Company, threatened.

(B) There have been no transactions with respect to any such Employee Benefit Plan that is prohibited under any applicable Benefit Laws. No Fiduciary has any Liability for breach of fiduciary duty or any other failure to act or comply in connection with the administration or investment of the assets of any such Employee Benefit Plan. No action, suit, proceeding, hearing, or investigation with respect to the administration or the investment of the assets of any such Employee Benefit Plan (other than routine claims for benefits) is pending or, to the Knowledge of the Requisite Seller and the directors and officers (and employees with responsibility for employee benefits matters) of the Company, threatened. Neither the Requisite Seller nor the directors and officers (and employees with responsibility for employee benefits matters) of the Company has any Knowledge of any Basis for any such action, suit, proceeding, hearing, or investigation.

(C) The Company has not incurred, and neither the Requisite Seller nor the directors and officers (and employees with responsibility for employee benefits matters) of the Company has any reason to expect that the Company will incur, any Liability to any government agency or otherwise under any applicable Benefit Law with respect to any such Employee Benefit Plan which is a pension plan.

(iii) The Company does not maintain, contribute to or has an obligation to contribute to, or has any Liability or potential Liability with respect to, any Employee Benefit Plan providing medical, health, or life insurance or other welfare type benefits for current or future retired or terminated employees, their spouses, or their dependents.

(y) Guaranties. The Company is not a guarantor or otherwise is liable for any Liability or obligation (including indebtedness) of any other Person.

(z) Environmental, Health, and Safety Matters. To the Requisite Seller's Knowledge:

(i) The Company and its respective predecessors and Affiliates have complied and are in compliance with all Environmental, Health, and Safety Requirements.

(ii) Without limiting the generality of the foregoing, the Company has obtained and complied with, and is in compliance with, all permits, licenses and other authorizations that are required pursuant to Environmental, Health, and Safety Requirements for the occupation of its facilities and the operation of its business.

(iii) Neither the Company nor its respective predecessors or Affiliates has received any written or oral notice, report or other information regarding any actual or alleged violation of Environmental, Health, and Safety Requirements, or any liabilities or potential liabilities (whether accrued, absolute, contingent, unliquidated or otherwise), including any investigatory, remedial or corrective obligations, relating to any of them or its facilities arising under Environmental, Health, and Safety Requirements.

(iv) Neither the Company nor its respective predecessors or Affiliates has treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled, or released any substance, including without limitation any hazardous substance, or owned or operated any property or facility (and no such property or facility is contaminated by any such substance) in a manner that has given or would give rise to liabilities, including any liability for response costs, corrective action costs, personal injury, property damage, natural resources damages or attorney fees, pursuant to any other Environmental, Health, and Safety Requirements.

(v) Neither the Company nor any of its respective predecessors or Affiliates has, either expressly or by operation of law, assumed or undertaken any liability, including without limitation any obligation for corrective or remedial action, of any other Person relating to Environmental, Health, and Safety Requirements.

(vi) No facts, events or conditions relating to the past or present facilities, properties or operations of the Company or any of its respective predecessors or Affiliates will prevent, hinder or limit continued compliance with Environmental, Health, and Safety Requirements, give rise to any investigatory, remedial or corrective obligations pursuant to Environmental, Health, and Safety Requirements, or give rise to any other liabilities (whether accrued, absolute, contingent, unliquidated or

otherwise) pursuant to Environmental, Health, and Safety Requirements, including without limitation any relating to onsite or offsite releases or threatened releases of hazardous materials, substances or wastes, personal injury, property damage or natural resources damage.

(aa) Disclosure. The representations and warranties contained in this §4 do not contain any untrue statement of a material fact.

5. Signing Escrow

Contemporaneous with the execution of this Agreement, the Buyer and the Requisite Seller shall execute and deliver an escrow agreement in the form of the Signing Escrow Terms attached hereto as Exhibit F. Pursuant to the Signing Escrow Terms, the parties shall deliver into escrow all executed copies of this Agreement to be held by the Escrow Agent for a period of 10 days from the date of execution to enable the parties to prepare and finalize the Schedules and Exhibits for this Agreement in form and content satisfactory to the parties, acting reasonably. The terms of the escrow are that:

(a) upon such Schedules and Exhibits being finalized in form and content satisfactory to the parties, acting reasonably, (as confirmed by a written notice signed by the Buyer and the Requisite Seller and delivered to the Escrow Agent), the escrow will terminate, the Escrow Agent will deliver copies of this Agreement to each of the parties, and, subject to the parties signing and delivering all other documents required to be executed on Closing pursuant to this Agreement, the Transaction hereunder will be deemed to be effective as of the Effective Date; or

(b) if the Schedules and Exhibits are not finalized in form and content satisfactory to the parties, acting reasonably, by 5:00 p.m. (Toronto time) on October 2, 2006, then either the Buyer or the Requisite Seller shall be entitled, by written notice given to the other parties, to revoke this Agreement and instruct the Escrow Agent to destroy all of the executed copies of this Agreement.

6. Post Closing Covenants.

The Parties agree as follows with respect to the period following the Closing.

(a) General. In case at any time after the Closing any further action is necessary to carry out the purposes of this Agreement, each of the Parties will take such further action (including the execution and delivery of such further instruments and documents) as any other Party reasonably may request, all at the sole cost and expense of the requesting Party (unless the requesting Party is entitled to indemnification therefor under §8 below).

(b) Litigation Support. In the event and for so long as any Party actively is contesting or defending against any action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand in connection with (i) any transaction contemplated under this Agreement or (ii) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or

transaction on or prior to the Closing Date involving the Company , each of the other Parties will cooperate with him or it and his or its counsel in the contest or defense, make available their personnel, and provide such testimony and access to their books and records as shall be necessary in connection with the contest or defense, all at the sole cost and expense of the contesting or defending Party (unless the contesting or defending Party is entitled to indemnification therefor under §8 below).

(c) Transition. None of the Sellers will take any action that is designed or intended to have the effect of discouraging any lessor, licensor, licensee, customer, supplier, or other business associate of the Company from maintaining the same business relationships with the Company after the Closing as it maintained with the Company prior to the Closing. Each of the Sellers will refer all customer inquiries relating to the businesses of the Company to the Buyer from and after the Closing.

(d) Confidentiality. Each of the Sellers will treat and hold as such all of the Confidential Information, refrain from using any of the Confidential Information except in connection with this Agreement, and deliver promptly to the Buyer all tangible embodiments (and all copies) of the Confidential Information which are in his or its possession. In the event that any of the Sellers is requested or required (by oral question or request for information or documents in any legal proceeding, interrogatory, subpoena, civil investigative demand, or similar process) to disclose any Confidential Information, that Seller will notify the Buyer promptly of the request or requirement so that the Buyer may seek an appropriate protective order or waive compliance with the provisions of this §6(d). If, in the absence of a protective order or the receipt of a waiver hereunder, any of the Sellers is, on the advice of counsel, compelled to disclose any Confidential Information to any tribunal or else stand liable for contempt, that Seller may disclose the Confidential Information to the tribunal; provided, however, that the disclosing Seller shall use his or its reasonable best efforts to obtain, at the request of the Buyer, an order or other assurance that confidential treatment will be accorded to such portion of the Confidential Information required to be disclosed as the Buyer shall designate. The foregoing provisions shall not apply to any Confidential Information which is generally available to the public immediately prior to the time of disclosure.

(e) Covenant Not to Compete.

(i) Commencing on the Closing Date and for a period of three years from the Closing Date, no Sellers will engage directly or indirectly in the business that the Company conducted as of the Closing Date in Canada or in the United States; provided, however, that no owner of less than 1% of the outstanding stock of any publicly-traded corporation shall be deemed to engage solely by reason thereof in any of its businesses. If the final judgment of a court of competent jurisdiction declares that any term or provision of this §6(e) is invalid or unenforceable, the Parties agree that

the court making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration, or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified after the expiration of the time within which the judgment may be appealed.

(ii) Sellers hereby expressly agree and acknowledge that:

(A) The Company has protectable business interests with respect to its employees customers and prospective customers, and that competition with and against such business interests would be harmful to the Company and Buyer;

(B) the covenants contained in paragraph 6 (e) above are reasonable as to time and geographical area and do not place any unreasonable burden upon Sellers' ability to earn a livelihood;

(C) the public will not be harmed as a result of enforcement of the covenants contained in this Section 6 (e);

(D) the personal legal counsel for Sellers have reviewed the covenants contained in this Section 6 (e);

(E) the parties have entered into the covenants contained herein in connection with and as a condition precedent to the consummation of the Agreement, pursuant to which Buyer shall acquire the stock of the Company; the agreements, actions, covenants, and promises contained herein are intended to protect and ensure the value of the Company, including its goodwill, which actions, covenants, and promises are a material consideration to Buyer in connection with this Agreement; and, to the extent that the laws of any jurisdiction in which this Agreement shall be interpreted, construed, and/or enforced distinguish between covenants given in connection with the sale of a business and its goodwill and covenants given in connection with employment, this covenant will be given the broader interpretation customarily given to covenants in connection with the sale of a business and the transfer of goodwill to a buyer; and

(F) Sellers understand and agree to each and every term and condition contained in Section 6(e) of this Agreement.

(iii) Sellers recognizes and acknowledges that irreparable damage will result to Buyer in the event of a breach by Sellers of the provisions of this Section 6 (e), and, accordingly, in the event of such a breach, Buyer will be

entitled, in addition to any other legal or equitable damages and remedies to which it may be entitled or which may be available, to an injunction to restrain the violation thereof.

(f) Restrictions on Transfer. In addition to any other limitation on transfer created by applicable securities laws, none of the Sellers shall assign, encumber or dispose of any interest in the Buyer Stock issued to Sellers at the Closing or any Buyer Stock subsequently assigned or issued to Sellers including without limitation any shares of stock of Buyer issued to Sellers by Buyer in connection with stock options granted to a Seller if any (collectively, the "**Shares**") except as in accordance with this Section 6(f).

(i) Right of First Refusal. In the event, at any time after the date of this Agreement, if any Seller or its permitted transferee or assignee desires to sell or transfer in any manner the Shares or any part thereof, they shall first offer such Shares for sale to the Buyer at the same price, and upon the same terms (or terms as similar as reasonably possible) upon which it is proposing or is to dispose of said Shares. Said right of first refusal shall be provided to the Buyer for a period of thirty (30) days following receipt by the Buyer of written notice by Seller of the terms and conditions of said proposed sale or transfer and the name, address and phone number of each proposed buyer or transferee. If the Buyer desires to exercise such right of first refusal, it shall notify Seller in writing within such thirty day period. In the event the Shares are not disposed of on such terms within thirty (30) days following lapse of the period of the right of first refusal provided to the Buyer, or if Seller proposes to change the price or other terms to make them more favorable to the Buyer, the Shares shall once again be subject to the right of first refusal herein provided.

(ii) Involuntary Transfer. In the event, at any time after the date of this Agreement, of any transfer by operation of law or other involuntary transfer (including death, bankruptcy or divorce) of all (but not less than all) of the Shares by the record holder thereof, the Buyer shall have an option to purchase all of the Shares transferred. Upon such a transfer, the person acquiring the Shares and the selling shareholder shall both promptly notify the Buyer of such transfer. The right to purchase such Shares shall be provided to the Buyer for a period of thirty (30) days following receipt by the Buyer of written notice by the person acquiring the Shares. The person acquiring the Shares shall be obligated to cooperate in the consummation of such purchase. With respect to any stock to be transferred pursuant to this Section 6(f)(ii), so long as the Shares of Buyer or its successor are not listed on a stock exchange or over-the-counter market, the price per Share shall be a price set by the governing board of the Buyer that will reflect the current value of the stock in terms of present earnings and future prospects of the Buyer, without any minority discount. The Buyer shall notify ("**Notification**") Seller or its or her executor or legal representative of the price so

determined within thirty (30) days after receipt by Buyer by written notice of the transfer or proposed transfer of Shares, as the case may be. If the Seller in question or its proposed transferee do not agree on a purchase price for the Shares within 10 days of such Notification, then the parties shall select a mutually acceptable experienced independent business appraiser within 30 days of the date of Notification, and such appraiser shall determine the purchase price for the Shares within 30 days of its or his or her selection, and such determination shall be final. The cost of such appraisal shall be shared equally between the Buyer and the other party. If Shares are listed on a stock exchange or over-the-counter market, then the price per Share shall be the average closing price during the 30 day period immediately preceding the occurrence of the applicable event.

(iii) Assignment. The right of the Buyer to purchase any part of the Shares may be assigned in whole or in part to any stockholder or stockholders of the Buyer or other persons or organizations.

(iv) Restrictions Binding on Transferees. All transferees of Shares or any interest therein will receive and hold such Shares or interest subject to the provisions of this Section 6(f). Any sale or transfer of the Shares shall be void unless the provisions of this Section 6(f) are met.

(v) Exempt Transfers. The restrictions on transfer of this Section 6(f) shall not apply to a transfer to any member of the immediate family of any Seller or to a trustee for their benefit, provided that such transferee shall agree in writing to take such Shares subject to all the terms of this Agreement, including restrictions on further transfer.

(vi) Drag Along. In the event that:

(A) a person or entity other than the Buyer's then current shareholders or any affiliate or subsidiary of the Buyer (a "**Third Party**") makes a bona fide written offer to purchase all of the outstanding shares of the Buyer,

(B) the "**Major Shareholders**" (as hereinafter defined) have accepted such offer from the Third Party,

(C) the Third Party has made an offer to the other shareholders of the Buyer to purchase all shares of the Buyer held by them at the same price per share as apply to the sale by the Major Shareholders,

then the following provisions will apply:

(1) the Major Shareholders will have the right to require the Sellers (and their successors and assigns) to accept such offer ("**Offer**") from the Third Party and to sell all their shares to the Third Party, and, if requested by the Major

Shareholders, to require the Sellers to sell to such Third Party all or any part of the Sellers' options to purchase shares of stock of the Buyer under any stock option grants at a price equivalent to the price per share under the Offer less the exercise price per share for such options (collectively, the "**Drag- Along Transaction**");

(2) Sellers shall also take all necessary and reasonable actions to facilitate the consummation of the Drag-Along Transaction, including (x) consenting to and raising no objections against such transaction, (y) executing any agreement entered into with the Third Party buyer with respect to such Drag-Along Transaction setting forth the terms of such transaction and any ancillary agreement with respect thereto and (z) voting the Shares held by Sellers in favor of such Drag-Along Transaction; and

(3) Sellers each agree to waive any and all dissent and appraisal rights to which they might be entitled under applicable law in connection with the Drag-Along Transaction.

And for purposes of this Section 6(f), "**Major Shareholders**" means either (i) the group of shareholders holding 51% or more of the total number of shares outstanding of the Buyer, or (ii) Patrick Dolan and James Cortens.

Further, if any transaction involving a change of control of Buyer (a "**Change of Control Event**") has been agreed to by the Major Shareholders, then the Sellers agree to vote in favor of such proposed Change of Control Event and each Seller agrees to waive any and all dissent and appraisal rights which they might be entitled to under applicable law in connection with such Change of Control Event.

7. **Deliveries at Closing**.

(a) Documents Delivered to Buyer. At Closing, Sellers shall deliver to Buyer or the Escrow Agent, as the case may be, the documents required by Section 2(e) and any other provision of this Agreement, and the following additional documents:

(i) all of the third party consents specified in §4(c) above; provided, however, if any consents have not been obtained, Buyer and Sellers will use all reasonable efforts to obtain such consents after the Closing;

(ii) executed counterparts of the Employment Agreement for the Requisite Seller in form and substance as set forth in Exhibit B hereto (the "**Employment Agreement**"), and a copy executed by the Sellers of the Pledge Agreement as set forth in Exhibit H and the Payment Escrow Terms as set forth in Exhibit I;

(iii) evidence reasonably satisfactory to the Buyer that the Excluded Liabilities have been fully satisfied or terminated and are no longer obligations of the Company;

(iv) resignations, effective as of the Closing, of each director and officer of the Company other than the Requisite Seller who will continue as a director and CEO until completion of the payment of the Cash Purchase Price and who will thereafter have the position as provided for in the Employment Agreement;

(v) a resolution of the shareholders of the Company electing one person designated by the Buyer as a director of the Company;

(vi) Board of Director resolution of the Company authorizing the execution and performance of this Agreement;

(vii) The Sellers shall deliver to Buyer a legal opinion in form and substance as set forth in Exhibit C attached hereto, addressed to the Buyer, and dated as of the Closing Date;

(b) Documents Delivered to Sellers. At Closing, Buyer shall deliver to the Escrow Agent the Buyer Stock and shall deliver to the Sellers the following additional documents:

(i) executed counterparts of the Employment Agreement, the Pledge Agreement and the Payment Escrow Terms;

(ii) Board of Director resolution of Buyer authorizing the execution and performance of this Agreement.

8. Remedies for Breaches of This Agreement.

(a) Survival of Representations and Warranties. All of the representations and warranties of the Sellers contained in §3 and §4 above shall survive the Closing hereunder and continue in full force and effect for a period of Two (2) years thereafter, except as hereinafter provided. Such warranties and representations shall survive forever to the extent that any Seller knew a warranty or representation was untrue at the time this Agreement was executed by the Sellers. In addition, all representations and warranties which are based upon or relate to the title to the Company Shares shall survive the Closing and continue in full force and effect for the applicable statute of limitations. In addition, any representation or warranty which is based upon or relates to the tax liability of the Company for a particular taxation year may be made or brought by the Buyer at any time prior to the expiration of the period during which an assessment, reassessment or other form of recognized document assessing the liability for Tax, interest or penalties in respect of such taxation year under applicable tax legislation could be issued, assuming that the Company does not file any waiver or similar document extending such period as otherwise determined. All of the

representations and warranties of the Buyer contained in this Agreement shall survive the Closing hereunder and continue in full force and effect subject to the applicable statute of limitations.

(b) Indemnification Provisions for Benefit of the Buyer.

(i) In the event any of the Sellers breaches any of their representations, warranties, and covenants contained herein and, if there is an applicable survival period pursuant to §8(a) above, provided that the Buyer makes a written claim for indemnification against any of the Sellers pursuant to §9(e) by delivering a Claim Notice below within such survival period, then each of the Sellers agrees to indemnify the Buyer from and against the entirety of any Adverse Consequences the Buyer may suffer resulting from, arising out of, relating to, in the nature of, or caused by the breach; provided, however, that the Requisite Seller shall not have any obligation to indemnify the Buyer from and against any Adverse Consequences resulting from, arising out of, relating to, in the nature of, or caused by the breach of any representation or warranty of the Requisite Seller contained in §4(c)(d)(f) (j), and §4(l) (y) above provided such breach or alleged breach under such subparagraphs was not a wilful breach or a breach arising out of a fraudulent warranty or representation by the Requisite Seller (collectively, the **"Limited Coverage Claims"**) until the Buyer has suffered Adverse Consequences by reason of all such breaches in excess of a $10,000.00 aggregate threshold.

(ii) The Requisite Seller agrees to indemnify the Company and the Buyer from and against the entirety of any Adverse Consequences which the Company or the Buyer may suffer resulting from, arising out of, relating to, in the nature of, or caused by any Liability of the Company for any Taxes of the Company (other than taxes which are accrued for in the Most Recent Financial Statements or incurred in the Ordinary Course of the Business of the Company after the date of the Most Recent Financial Statements) with respect to any Tax year ending on or before the Closing Date.

(c) Indemnification Provisions for Benefit of the Sellers. In the event the Buyer breaches any of its representations, warranties, and covenants contained herein, and, if there is an applicable survival period pursuant to §8(a) above, provided that any of the Sellers makes a written claim for indemnification against the Buyer pursuant to §8(e) below within such survival period by delivering a Claim Notice, then the Buyer agrees to indemnify each of the Sellers from and against the entirety of any Adverse Consequences the Sellers may suffer resulting from, arising out of, relating to, in the nature of, or caused by the breach

(d) Determination of Adverse Consequences. All indemnification payments under this §8 shall be deemed adjustments to the Purchase Price.

(e) Claim Notice; Notice of a Disputed Claim.

(i) Buyer may deliver to Sellers a written notice (**"Claim Notice"**) that Buyer has suffered Adverse Consequences and providing the facts alleged as the basis for such claim and the section or sections of this Agreement alleged to have been violated and the estimated total dollar amount of the adverse consequences claimed. In the event that Sellers dispute liability for or the amount of the Adverse Consequences set forth in the Claim Notice, Sellers shall notify Buyer in writing of such dispute (**"Notice of a Disputed Claim"**) and specify the amount disputed and basis therefor and the amount Sellers believe to be the correct amount, if any, within thirty (30) days notice after receipt of the Claim Notice. The failure by Sellers to deliver a Notice of a Disputed Claim to Buyer within thirty (30) days after receipt by Sellers of the Claim Notice shall constitute Sellers' acceptance of the item(s) in the Claim Notice.

(ii) If a written Notice of a Disputed Claim is sent pursuant to paragraph (i) above, Sellers and Buyer shall during the thirty (30) days following the date of such delivery negotiate in good faith to resolve the Disputed Claim and reach a resolution of the matter on an expedited basis. If, during such resolution period, the Parties are unable to reach agreement, either Sellers or Buyers may pursue such Disputed Claim in arbitration in accordance with Section 11(p).

(f) Other Indemnification Provisions. Each of the Sellers hereby agrees that he or it will not make any claim for indemnification against the Company by reason of the fact that he or it was a director, officer, employee, or agent of any such entity or was serving at the request of any such entity as a partner, trustee, director, officer, employee, or agent of another entity (whether such claim is for judgments, damages, penalties,. fines, costs, amounts paid in settlement, losses, expenses, or otherwise and whether such claim is pursuant to any statute, charter document, bylaw, agreement, or otherwise) with respect to any action, suit, proceeding, complaint, claim, or demand brought by the Buyer against such Seller (whether such action, suit, proceeding, complaint, claim, or demand is pursuant to this Agreement, applicable law, or otherwise).

9. [reserved]

10. [reserved]

11. Miscellaneous.

(a) **[reserved]**

(b) Press Releases and Public Announcements. No Party shall issue any press release or make any public announcement relating to the subject matter of this Agreement prior to the Closing without the prior written approval of the Buyer and the Sellers.

(c) No Third-Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns.

(d) Entire Agreement. This Agreement (including the documents referred to herein) constitutes the entire agreement among the Parties and supersedes any prior understandings, agreements, or representations by or among the Parties, written or oral, to the extent they related in any way to the subject matter hereof.

(e) Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of his or its rights, interests, or obligations hereunder without the prior written approval of the Buyer and the Sellers; provided, however, that Buyer may assign this Agreement to an entity that is wholly owned by the Buyer or is controlled by the same persons that currently control the Buyer. In the event of such assignment, BPO Management Services, Inc. will still issue the Buyer Stock and it will guarantee all obligations of the entity which becomes the Buyer hereunder, and will execute a guarantee agreement in form acceptable to the Requisite Seller, acting reasonably.

(f) Counterparts. This Agreement may be executed in one or more counterparts and by facsimile, each of which shall be deemed an original but all of which together will constitute one and the same instrument. The Parties agree to deliver signed originals of this Agreement to each other within five business days after the Closing if this Agreement is executed by facsimile counterparts.

(g) Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

(h) Notices. All notices, requests, demands, claims, and other communications hereunder will be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given if (and then two business days after) it is sent by registered or certified mail, return receipt requested, postage prepaid, and addressed to the intended recipient as set forth below:

If to the Sellers:

1741 Wellington Ave.
Winnipeg, Manitoba
R3H 0G1
Attention: Mr. James Buchanan
Fax: (204) 786-3380

With a copy to: John Davidson
Orle Davidson Giesbrecht Bargen LLP
280 Strandbrook Avenue

Winnipeg, Manitoba
R3L 0J6
Tel: (204) 989-2760
Fax: (204) 989-2774

If to the Buyer:

BPO MANAGEMENT SERVICES, INC.
Attention: Patrick Dolan and Jim Cortens
c/o Jack T. Cornman, Esq.
Cornman & Swartz
19800 MacArthur Blvd., Suite 820
Irvine, CA 92612
Fax: (949) 224-1505

padolan927@msn.com

jcortens@cox.net

With a copy to:

Jack T. Cornman, Esq.
Cornman & Swartz
19800 MacArthur Blvd., Suite 820
Irvine, CA 92612
Tel: (949) 224 1500
Fax: (949) 224 1505

And a second copy to:

D.L. West
Aird & Berlis LLP
1800 – 181 Bay Street
Toronto, ON M5J 2T9
Tel: (416) 865-7737
Fax: (416) 863-1515

Any Party may send any notice, request, demand, claim, or other communication hereunder to the intended recipient at the address set forth above using any other means (including personal delivery, expedited courier, messenger service, telecopy, telex, ordinary mail, or electronic mail), but no such notice, request, demand, claim, or other communication shall be deemed to have been duly given unless and until it actually is received by the intended recipient. Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Parties notice in the manner herein set forth.

(i) Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the Province of Manitoba without giving effect to any

choice or conflict of law provision or rule that would cause the application of the laws of any jurisdiction. The parties agree that the jurisdiction for all legal proceedings arising out of this Agreement and the enforcement thereof shall be the courts located in the Province of Manitoba, Canada. The parties hereby irrevocably waive, to the fullest extent it or they may effectively do so, the defense of an inconvenient forum to the maintenance of such action or proceeding. The parties also irrevocably and unconditionally consent to the service of any and all process in any such action or proceeding by the mailing of copies of such process by certified mail to the parties and their counsel at their respective addresses specified in Section 11(h). The parties further irrevocably and unconditionally agree that a final judgment in any such action or proceeding (after exhaustion of all appeals or expiration of the time for appeal) shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

(j) Amendments and Waivers. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by the Buyer and the Sellers. No waiver by any Party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

(k) Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

(l) Expenses. Buyer will bear its costs and expenses (including legal fees and expenses) and the Company and Sellers will bear their costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby.

(m) Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, provincial local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word "including" shall mean including without limitation.

(n) Incorporation of Exhibits, Annexes, and Schedules. The Exhibits, Annexes, and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

(o) Specific Performance. Each of the Parties acknowledges and agrees that the other Parties would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached. Accordingly, each of the Parties agrees that the other Parties shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any action instituted in any court of the United States or any state thereof having jurisdiction over the Parties and the matter, in addition to any other remedy to which they may be entitled, at law or in equity.

SEE NEXT PAGE FOR SIGNATURES

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first above written.

"Buyer"

BPO MANAGEMENT SERVICES, INC., a Delaware corporation

By: [signature]

Name: Jim Cortens

Title: President

By:______________________________

Name:____________________________

Title:_____________________________

"Company"

NOVUS IMAGING SOLUTIONS INC., a Manitoba corporation

By:______________________________

Name:____________________________

Title:_____________________________

By:______________________________

Name:____________________________

Title:_____________________________

"Sellers"

James Buchanan, Arlene Buchanan, and John Davidson, The Trustees of the Buchanan Family Trust

By:_______________________

Name:____________________
Title: Co-Trustee

By:_______________________

Name:____________________
Title: Co-Trustee

By: [signature]

Name: JOHN DAVIDSON
Title: Co-Trustee

____
James Buchanan, an individual

____
Arlene Buchanan, an individual

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first above written.

"Buyer"

BPO MANAGEMENT SERVICES, INC., a Delaware corporation

By:________________________

Name:______________________

Title:_______________________

By:________________________

Name:______________________

Title:_______________________

"Company"

NOVUS IMAGING SOLUTIONS INC., a Manitoba corporation

By: [signature]

Name: JAMES BUCHANAN

Title: PRESIDENT

By:________________________

Name:______________________

Title:_______________________

"Sellers"

James Buchanan, Arlene Buchanan, and John Davidson, The Trustees of the Buchanan Family Trust

By: [signature]

Name: James Buchanan
Title: Co-Trustee

By:______________________

Name:____________________
Title: Co-Trustee

By:______________________

Name:____________________
Title: Co-Trustee

[signature]
James Buchanan, an individual

____
Arlene Buchanan, an individual

"Sellers"

James Buchanan, Arlene Buchanan, and John Davidson, The Trustees of the Buchanan Family Trust

By:________________________

Name:____________________
Title: Co-Trustee

By: Arlene Buchanan

Name: ARLENE BUCHANAN
Title: Co-Trustee

By:________________________

Name:____________________
Title: Co-Trustee

____
James Buchanan, an individual

Arlene Buchanan
Arlene Buchanan, an individual